As filed with the Securities and Exchange Commission on December 14, 2001
                         Registration Statement No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------

                        Millennium Pharmaceuticals, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   04-3177038
                     (I.R.S. Employer Identification Number)

                                75 Sidney Street
                         Cambridge, Massachusetts 02139
                                 (617) 679-7000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            John B. Douglas III, Esq.
                    Senior Vice President and General Counsel
                        Millennium Pharmaceuticals, Inc.
                                75 Sidney Street
                         Cambridge, Massachusetts 02139
                                 (617) 679-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Terrence W. Mahoney, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               260 Franklin Street
                           Boston, Massachusetts 02110
                                 (617) 748-6810

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. //

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /----.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //----.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       ----------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------- ------------------- -------------------- ------------------- -------------------
Title of Securities to be Registered  Amount of Shares    Proposed Maximum     Proposed Maximum    Amount of
                                      to be Registered    Offering Price per   Aggregate           Registration Fee
                                                          Unit (1)             Offering Price

------------------------------------- ------------------- -------------------- ------------------- -------------------
Common Stock, $.001 par value per     1,071,705           $28.83               $30,897,255         $7,384.44
share (including associated
Preferred Stock Purchase Rights)
------------------------------------- ------------------- -------------------- ------------------- -------------------

(1) Estimated solely to determine the registration fee. Calculated in accordance with Rule 457(c), based on the offering of 1,071,705 shares at a purchase price of $28.83 per share, which is the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on December 10, 2001. It is not known how many shares will be purchased under this Registration Statement or at what price.

             -------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                1,071,705 Shares

                        Millennium Pharmaceuticals, Inc.
                                  Common Stock

        -----------------------------------------------------------------

Selling stockholders identified in this prospectus are offering all of the shares to be sold in the offering. Millennium will not receive any of the proceeds from the offering. Millennium's common stock is listed on the Nasdaq National Market under the symbol "MLNM". On December 10, 2001, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $28.23 per share.


The selling stockholders may sell the shares of common stock from time to time in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.


      --------------------------------------------------------------------

              Investing in the common stock involves certain risks.
            Consider carefully the RISK FACTORS beginning on page 2.
      --------------------------------------------------------------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                       Prospectus Dated -----------------



The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          PRINCIPAL EXECUTIVE OFFICES


Our principal executive offices are located at 75 Sidney Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 679-7000.


                                  RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

                                Regulatory Risks

We may not be able to obtain marketing approval for products or services resulting from our development efforts.

     All of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. In some cases, the length of time that it takes for us to achieve various regulatory approval milestones affects the payments that we are eligible to receive under our strategic alliance agreements.

     We may need to successfully address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.


If we fail to comply with regulatory requirements, or if we experience unanticipated problems with our approved products, our products could be subject to restrictions or withdrawal from the market.

     Any product for which we obtain marketing approval, such as our CAMPATH(R) monoclonal antibody, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by the FDA and other regulatory bodies. Later discovery of previously unknown problems with our products or manufacturing processes, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market or the imposition of civil or criminal penalties.

We have only limited experience in regulatory affairs, and some of our products may be based on new technologies; these factors may affect our ability or the time we require to obtain necessary regulatory approvals.

     We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.


              Risks Relating to our Industry, Business and Strategy

Because discovering drugs based upon genomics is new, it is possible that this discovery process will not result in commercial products or services.

     The process of discovering drugs based upon genomics is new and evolving rapidly. We focus our genomics research primarily on diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have only a limited understanding relating to the role of genes and their products in these diseases. To date, we have not commercialized any products discovered through our genomics research, and we may not be successful in doing so in the future. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.

We face substantial competition, which may result in others discovering, developing or commercializing products and services before or more successfully than we do.

     The fields of genomics, biotechnology and pharmaceuticals are highly competitive. Many of our competitors are substantially larger than we are and have substantially greater capital resources, research and development staffs and facilities than we have. Furthermore, many of our competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. As a result, our competitors may identify genes associated with diseases or discover, develop and commercialize products or services based on such genes before we do. In addition, our competitors may discover, develop and commercialize products or services that render non-competitive or obsolete the products or services that we or our collaborators are seeking to develop and commercialize.

We may not be able to obtain biological material, including human and animal DNA samples, required for our genetic studies, which could delay or impede our drug discovery efforts.

     Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations as well as animal models. The availability of DNA samples and other biological material is important to our ability to discover the genes responsible for human diseases through human genetic approaches and other studies. Competition for these resources is intense. Access to suitable populations, materials and samples could be limited by forces beyond our control, including governmental actions. Some of our competitors may have obtained access to significantly more family and population resources and biological materials than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

Because many of the products and services that we develop will be based on new technologies and therapeutic approaches, the market may not be receptive to these products and services upon their introduction.

     The commercial success of any of our products and services for which we may obtain marketing approval from the FDA, the EMEA and other regulatory authorities will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches. Our efforts to educate the medical community on these potentially unique approaches may require greater resources than would be typically required for products and services based on conventional technologies or therapeutic approaches. The safety, efficacy, convenience and cost-effectiveness of our products as compared to competitive products will also affect market acceptance.

  Risks Relating to our Financial Results and Structure and Need for Financing

We have incurred substantial losses and expect to continue to incur losses. We will not be successful unless we reverse this trend.

     We have incurred losses in all but two of the years since our inception. We expect to continue to incur substantial operating losses in future periods. To date, substantially all of our revenues have resulted from payments from collaborators, and not from the sale of products.

     We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to pay these costs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

We may need additional financing, which may be difficult to obtain. Our failure to obtain necessary financing or doing so on unattractive terms could adversely affect our discovery and development programs and other operations.

     We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products. We will also require substantial funds to meet our obligations to our collaborators and maximize the prospective benefits to us from these alliances, manufacture and market any products and services that are approved for commercial sale and meet our debt service obligations. Additional financing may not be available when we need it or may not be available on terms that are favorable to us.

     If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.


                         Risks Relating to Collaborators

We depend significantly on our collaborators to develop and commercialize products and services based on our work. Our business may suffer if any of our collaborators breaches its agreement or fails to support or terminates its alliance with us.

     We conduct most of our discovery and development activities through strategic alliances. The success of these programs depends heavily on the efforts and activities of our collaborators. Each of our collaborators has significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

     The risks that we face in connection with these alliances include:

     o All of our strategic alliance agreements are subject to termination under various circumstances, including, in many cases, on short notice without cause.

     o In our strategic alliance agreements, we generally agree not to conduct specified types of research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties.

     o Our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us.

     o Our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries.

     o We will rely on our collaborators to manufacture most products covered by our alliances. For example, Becton Dickinson has the sole right to develop, manufacture and commercialize our Melastatin(R) gene detection product. Therefore, we cannot control the timing of the introduction of this product.

We may not be successful in establishing additional strategic alliances, which could adversely affect our ability to develop and commercialize products and services.

     An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate collaborators. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

                     Risks Relating to Intellectual Property

If we are unable to obtain patent protection for our discoveries, the value of our technology and products will be adversely affected. If we infringe patent or other intellectual property rights of third parties, we may not be able to develop and commercialize our products and services or the cost of doing so may increase.

     Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions.

     Our ability to develop and commercialize products and services depends in significant part on our ability to:

     o obtain patents;

     o obtain licenses to the proprietary rights of others on commercially reasonable terms;

     o operate without infringing upon the proprietary rights of others;

     o prevent others from infringing on our proprietary rights; and

     o protect trade secrets.

There is significant uncertainty about the validity and permissible scope of genomics patents in our industry, which may make it difficult for us to obtain patent protection for our discoveries.

     The validity and permissible scope of patent claims in the pharmaceutical and biotechnology fields, including the genomics field, involve important unresolved legal principles and are the subject of public policy debate in the United States and abroad. For example, there is significant uncertainty both in the United States and abroad regarding the patentability of gene sequences in the absence of functional data and the scope of patent protection available for full-length genes and partial gene sequences. Moreover, certain groups have made certain gene sequences available in publicly accessible databases. These and other disclosures may adversely affect our ability to obtain patent protection for gene sequences claimed by us in patent applications that we file subsequent to such disclosures. There is also some uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

Third parties may own or control patents or patent applications and require us to seek licenses, which could increase our development and commercialization costs, or prevent us from developing or marketing our products or services.

     We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, such as those described below, to develop, manufacture, sell or import certain of our proposed products, processes or services, we or our collaborators may choose to seek, or be required to seek, licenses under third party patents issued in the United States and abroad or those that might issue from United States and foreign patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may not be able to develop, manufacture, sell or import these products, processes or services.

     With respect to our product candidate LDP-01, we are aware of third party patents and patent applications which relate to certain anti-CD18 antibodies and their use in various methods of treatment including methods of reperfusion therapy and methods of treating focal ischemic stroke. In addition, our LDP-01 and LDP-02 product candidates and our CAMPATH(R) product are humanized monoclonal antibodies. We are aware of third party patents and patent applications that relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies and processes for making and using humanized or modified antibodies. We are also aware of third party patents and patent applications relating to certain manufacturing processes, products thereof and materials useful in such processes.

     Our product candidates LDP-341 and LDP-519 are small molecule drug candidates. With respect to LDP-341, we are aware of third party patents or patent applications that relate to either intermediates or synthetic processes used in the synthesis of this compound. Additionally, for the use of LDP-341 and LDP-519 in the treatment of infarctions we are aware of the existence of a potentially interfering patent application filed by one of our former consultants.

We may become involved in expensive patent litigation or other proceedings, which could result in our incurring substantial costs and expenses or substantial liability for damages or require us to stop our development and commercialization efforts.

     There has been substantial litigation and other proceedings regarding the patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that we hold patent applications that cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to invent these genes.

     The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other proceeding is resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing our products, processes or services without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

     Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.


           Risks Related to Product Manufacturing, Marketing and Sales

Because we have limited sales, marketing or distribution experience and capabilities, we will depend on third parties to successfully perform these functions on our behalf or will be required to incur significant costs and devote significant efforts to develop these capabilities.

     We have limited sales, marketing or distribution experience and capabilities. We plan to rely significantly on sales, marketing and distribution arrangements with our collaborators and other third parties for the CAMPATH(R) product and the other products and services that we are developing. For example, our partnership that holds the CAMPATH(R) monoclonal antibody relies solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of the CAMPATH(R) product throughout the world other than the Far East. If in the future we elect to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

Because we have limited manufacturing capabilities, we will be dependent on third-party manufacturers to manufacture products for us or will be required to incur significant costs and devote significant efforts to establish our own manufacturing facilities and capabilities.

     We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and commercialize products and services, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

     We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon other third parties, including our collaborators, to produce materials required for clinical trials and for the commercial production of certain of our products. Our partnership with ILEX Products relies on Boehringer Ingelheim as the sole source manufacturer of the CAMPATH(R) monoclonal antibody.

     There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing for us. As a result, we have experienced some difficulty finding manufacturers for our products with adequate capacity for our anticipated future needs. If we are unable to arrange for third party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

     Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

     We may in the future elect to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

If we fail to obtain an adequate level of reimbursement for the CAMPATH(R) product or our future products or services by third party payors, there may be no commercially viable markets for our products or services.

     The availability and levels of reimbursement by governmental and other third party payors affect the market for any pharmaceutical product or healthcare service. These third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount.

     In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborators and market our products.

     We expect to experience pricing pressures in connection with the sale of the CAMPATH(R) product and our future products and services due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Ethical, legal and social issues related to genetic testing may cause our diagnostic products to be rejected by customers or prohibited or curtailed by governmental authorities.

     Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. This type of discrimination could cause governmental authorities to prohibit or limit the use of such tests.

We face a risk of product liability claims and may not be able to obtain insurance.

     Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing and marketing of human therapeutic products. Although we have product liability and clinical trial liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. We may not be able to obtain or maintain adequate protection against potential liabilities. If we are unable to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. These liabilities could prevent or interfere with our product commercialization efforts.

Guidelines and recommendations can affect the use of our products.

     Government agencies promulgate regulations and guidelines directly applicable to us and to our products. In addition, professional societies, practice management groups, private health and science foundations and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups or organizations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and health care providers could result in decreased use of our products.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement, and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, such as statements concerning:

     -    our growth and future operating results;

     -    the discovery and development of products;

     -    developments in our markets and strategic focus;

     -    new products;

     - potential acquisitions and our integration of acquired businesses, products and technologies;

     -    our strategic alliances;

     -    our intellectual property;

     -    our manufacturing, marketing, sales and distribution capabilities; and

     -    future economic, business and regulatory conditions.

We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "will," "could" or "may," or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from the results indicated by the forward-looking statements that we include or incorporate by reference in this prospectus. These important factors include, among others, the factors that we identify in the documents we incorporate by reference in this prospectus. See RISK FACTORS. You should read these factors and the other cautionary statements that we make in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements that we make in this prospectus and in the documents we incorporate by reference. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                        MILLENNIUM PHARMACEUTICALS, INC.

Millennium Pharmaceuticals, Inc. was founded in 1993. We incorporate large-scale genetics, genomics, high throughput screening, and informatics in an integrated science and technology platform, which we apply primarily in discovering and developing proprietary therapeutic and diagnostic human healthcare products and services. We primarily derive our revenue from payments from strategic alliances with major pharmaceutical companies. We have not received any revenue from the sale of products.

Current strategic alliances include:

          - an agreement with Bayer AG in cardiovascular disease, and certain areas of oncology, pain, hematology, urology and viral infections;

          - a research alliance and technology transfer agreement with Monsanto Company in plant agriculture;

          - a technology transfer agreement and joint development and commercialization agreement with Aventis Pharmaceuticals, Inc. in inflammatory disease; and

          - a research and development collaboration with Abbott Laboratories in the area of metabolic diseases.

The foregoing are representative of the types of alliances we pursue, and we anticipate that our strategic alliances will vary from time to time in the future.

Our strategic alliance agreements have provided us with various combinations of equity investments, license fees and research funding, and may provide certain additional payments contingent upon our achievement of research and regulatory milestones and royalty and/or profit sharing payments based on sales of any products resulting from the collaborations.

Our goal is to grow an integrated biopharmaceutical company. As a result, we expect to continue to pursue additional alliances and to consider joint development, merger, or acquisition opportunities that may provide us with access to products on the market or in later stages of commercial development than those represented within our current programs. We expect that we will incur increasing expenses and may incur increasing operating losses for at least the next several years, primarily due to expansion of facilities and research and development programs and as a result of our efforts to advance acquired products or our own development programs to commercialization. Our results of operations for any period may not be indicative of future results as our revenues under strategic alliance and licensing arrangements and from product sales, to the extent that we receive product sales in future periods, may fluctuate from period to period or year to year.

On December 5, 2001, an Agreement and Plan of Merger was entered into among PGM Corporation, our wholly owned subsidiary, COR Therapeutics, Inc., and Millennium which provides that each outstanding share of common stock of COR will be converted into the right to receive 0.9873 shares of our common stock. Upon consummation of the merger, we will issue or reserve for issuance approximately 78,472,843 shares of our common stock for conversion of all of the outstanding securities of COR, including approximately 16,155,535 shares issuable upon conversion of COR's outstanding convertible notes. The consummation of the merger is subject to customary closing conditions, including the approval of our stockholders and the stockholders of COR and the receipt of certain governmental approvals.

The Millennium Pharmaceuticals name and logo and the names of products and services offered by Millennium Pharmaceuticals are trademarks, registered trademarks, service marks or registered service marks of Millennium Pharmaceuticals. Unless the context otherwise requires, the terms "Millennium," "Millennium Pharmaceuticals," "we," "us" and "our" refer to Millennium Pharmaceuticals, Inc. and its subsidiaries.


                                 USE OF PROCEEDS

Millennium will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.


                              SELLING STOCKHOLDERS

The Selling Stockholders covered by this prospectus are persons who received stock under a private placement conducted from October 31, 2001 until December 10, 2001 in exchange for extinguishing certain contingent payment obligations that arose out of the acquisition (by merger) of ProScript, Inc. by LeukoSite, Inc. in August 1999. Millennium assumed these obligations when it acquired (by merger) LeukoSite in December 1999.


----------------------------------------------------------------------------------------------------------------------
                              SELLING SHAREHOLDERS

----------------------------------------------------------------------------------------------------------------------
                                                                           SHARES BENEFICIALLY OWNED AFTER OFFERING

------------------------------ --------------------- --------------------- --------------------- ---------------------
NAME AND ADDRESS OF            SHARES BENEFICIALLY   NUMBER OF SHARES      NUMBER                PERCENTAGE
BENEFICIAL OWNER               OWNED PRIOR TO        BEING OFFERED
                               OFFERING (1)
------------------------------ --------------------- --------------------- --------------------- ---------------------
Larry Abrams                   4,017                 4,017                 0                     *
24 Central Park South
New York, NY 10019 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
K. Frank Austen                5,085                 1,085                 4,000                 *
34 Bradford Road
Wellesley Hills, MA 02481
(2) (3) (4)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Aventis Pharmaceuticals, Inc.  4,603,174             130,217               4,472,957             1.99%
300 Somerset Corporate Blvd.
P.O. Box 6977
Bridgewater, NJ 08807-0977
Attn:  Owen Ball, Senior
Corporate Counsel (2) (6)

------------------------------ --------------------- --------------------- --------------------- ---------------------


Matthew F. Baevsky             86                    86                    0                     *
7 Merriam Road
Grafton, MA 01519 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Catherine G. Blair             2,170                 2,170                 0                     *
2510 Foxhall Road, NW
Washington, DC 20007 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Boston Children's Heart        13,389                13,389                0                     *
Foundation, Inc.
300 Longwood Avenue
Boston, MA 02115
Attn: James E. Lock, M.D.,
President (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Dan R. Burns                   61,310                61,310                0                     *
63 Colfax Rd.
Skillman, NJ 08558 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
April Case                     81                    81                    0                     *
348 Charles River Road
Watertown, MA 02472 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Stacey Channing                1,085                 1,085                 0                     *
6 Hearthstone Place
Andover, MA 01810 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Shaowu Chen                    6,885                 86                    6,799                 *
8 Frye Street
Sudbury, MA 01776 (2) (3) (4)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Zhijian 'James' Chen           694                   694                   0                     *
18815 Haddington Lane
Dallas, TX 75287 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Concord Partners II, L.P.      95,347                95,347                0                     *
c/o Ticonderoga Capital, Inc.
20 William Street Suite G-40
Wellesley, MA 02481 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------




Antonia T. Destree             12,552                423                   12,129                *
186 Beacon Street #2A
Boston, MA 02116 (2) (3) (4)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Joseph D. Etlinger             325                   325                   0                     *
3 Pine View Road
Mt. Kisco, NY 10549 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Neal Farber                    1,085                 1,085                 0                     *
1860 Beacon Street
Waban, MA 02468 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Michelle Ford                  434                   434                   0                     *
26 Northbridge Rd.
Mendon, MA 01756 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Aaron Goldberg                 4,340                 4,340                 0                     *
14 Fiske Place -
Apt. 4
Brooklyn, NY 11215 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Alfred Goldberg                26,231                26,231                0                     *
171 Crafts Road
Chestnut Hill, MA 02467 (2)
(3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Harris Goldberg                1,736                 1,736                 0                     *
73 Ratterman Road
Woodstock, NY 12498 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Joan H. Goldberg               9,711                 9,711                 0                     *
171 Crafts Road
Chestnut Hill, MA 02467 (2)
(3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Julie Goldberg                 4,340                 4,340                 0                     *
3843 Fremont Ave. N #205
Seattle, WA 98103 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
HealthCare Ventures III, L.P.  430,351               430,351               0                     *
44 Nassau St.
Princeton, NJ 08542 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
HealthCare Ventures IV, L.P.   126,378               126,378               0                     *
Attn: Jeffrey Steinberg
44 Nassau St.
Princeton, NJ 08542 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------




Stephen Helpern                868                   868                   0                     *
678 Country Lane
Glencoe, IL 60022 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Zola Horovitz                  3,255                 3,255                 0                     *
6110 NW 42nd Way
Boca Raton, FL 33496 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Jianquing Huang                54                    54                    0                     *
3688 Doty Lane
Carmel, IN 46033 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Hudson Trust                   5,876                 5,876                 0                     *
c/o Summit Asset Management
Co., Inc
47 Hulfish Street, Suite 420
Princeton, NJ 08542 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Dan Kenary                     1,302                 1,302                 0                     *
42 Chatham Circle
Wellesley, MA 02481 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Thomas Maniatis                23,527                23,527                0                     *
66 Fresh Pond Lane
Cambridge, MA 02138 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Christopher Oalmann            108                   108                   0                     *
26 Amherst Road
Watertown, MA 02472 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Ann Odessey                    434                   434                   0                     *
3 Newport Street
Arlington, MA 02476 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Richard Odessey                1,649                 1,649                 0                     *
1095 River Overlook Drive
Lawrenceville, GA 30043 (2)
(3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Michele Pagano                 434                   434                   0                     *
One Washington
Square-Village #3N
New York, NY 10012 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Robert Rando                   868                   868                   0                     *
60 Montvale Road
Newton Center, MA 02459 (2)
(3)

------------------------------ --------------------- --------------------- --------------------- ---------------------




Rho Management Trust II        17,258                17,258                0                     *
152 West 57th Street, 23rd
Floor
New York, NY 10019 (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Kenneth L. Rock                12,874                12,874                0                     *
145 Walnut Hill Rd.
Chestnut Hill, MA 02467 (2)
(3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Roche Finance Ltd.             57,874                57,874                0                     *
Grenzacherstrasse 124
4070 Basel, Switzerland
Attn: James R. Hill (2)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Michael Rosenblatt             35,648                16,460                19,188                *
130 Lake Ave.
Newton, MA 02459-2108 (2)
(3) (4)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Debra Sansone                  217                   217                   0                     *
1 Ladyslipper Lane
Marion, MA 02738 (2) (3) (5)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Matthew Smith                  2,170                 2,170                 0                     *
38 Thackeray Rd.
Wellesley, MA 02481 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Frans L. Stassen               9,983                 9,983                 0                     *
6 Canal Park, Suite 410
Cambridge, MA 02141 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Frank Tortella                 434                   434                   0                     *
5505 Barrington Ct.
Columbia, MD 21045 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Bi Xu                          54                    54                    0                     *
9 Hunnewell Circle
Newton, MA 02458 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------
Bruce R. Zetter                1,085                 1,085                 0                     *
41 Grove Street
Wayland, MA 01778 (2) (3)

------------------------------ --------------------- --------------------- --------------------- ---------------------

* Less than 1% of the outstanding shares of common stock (including the shares being registered hereunder).

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days of December 10, 2001. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(2) Former holder of stock or options/warrants issued by ProScript, Inc. which was acquired by LeukoSite, Inc. in 1999, which was subsequently acquired by Millennium in 1999. All the shares of the Millennium common stock being offered hereunder were acquired by the Selling Shareholders as consideration for their surrender of certain contingent payment obligations assumed by Millennium in its acquisition of LeukoSite.

(3) Former officer, director, founder, consultant or employee of ProScript, Inc. and/or Leukosite, Inc.

(4)  Current consultant to or employee of Millennium.

(5)  Former consultant to or employee of Millennium.

(6) In June 2000, Millennium formed an alliance with Aventis Pharmaceuticals Inc., the pharmaceutical subsidiary of Aventis S.A., by signing agreements covering joint development and commercialization of drugs for the treatment of specified inflammatory diseases, a five-year program for the joint development of new drug discovery technologies, the grant to Aventis of rights to our drug discovery technologies in exchange for payments of up to $200 million over a five-year period, and the purchase of Millennium Common Stock by Aventis.


                              PLAN OF DISTRIBUTION

Millennium is registering the shares on behalf of the selling stockholders. In this plan of distribution, "selling stockholders" also means donees, pledgees, or any other transferees selling shares received in a "no-sale" transaction from a named selling stockholder after the date of this prospectus. Millennium will pay all costs, expenses and fees in connection with the registration of the common stock, including SEC filing fees and fees under state securities or "blue sky" laws. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling stockholders. Sales of the common stock may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the common stock, through short sales of the common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised Millennium that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling stockholders.

The selling stockholders may effect such transactions by selling the common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any broker-dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Millennium has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act of 1933. Millennium has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule.

Upon Millennium being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares were sold,

     - any commissions paid or discounts or concessions allowed to such broker-dealer(s),

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     - other facts material to the transaction.

In addition, if Millennium is notified by a selling stockholder that a donee, pledgee or transferee in a "no-sale" transaction intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock, preferred stock and preferred stock purchase rights, please refer to our charter, bylaws and rights agreement that are incorporated by reference into the registration statement which includes this prospectus. The terms of these securities may also be affected by the General Corporation Law of Delaware.

     We are authorized by our charter to issue 500,000,000 shares of common stock, $0.001 par value per share, of which 223,783,805 shares were issued and outstanding on December 10, 2001, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding as of the date of this prospectus. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

     Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

     Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

     Other Rights and Restrictions. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may issue in the future. Our charter and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Listing. Our common stock is listed on the Nasdaq National Market.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

Preferred Stock

     Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

     As of the date of this prospectus, our board of directors had designated 500,000 shares of preferred stock as "Series A Junior Participating Preferred Stock" in connection with our stockholder rights plan. The rights, preferences and privileges of the Series A preferred stock are described below.

   Series A Junior Participating Preferred Stock

     The following description is a summary of the material terms of our Series A preferred stock. This summary of our Series A preferred stock is not complete and is qualified by reference to our charter. We urge you to read our charter because it, and not this description, defines the rights of holders of Series A preferred stock. A copy of our charter is an exhibit to the registration statement which includes this prospectus. As of the date of this prospectus, there are no shares of Series A Preferred Stock outstanding.

     Voting. Each share of Series A preferred stock is entitled to 1,000 votes, subject to adjustment if we effect a stock split or issue a stock dividend. Except as provided below, each share of Series A preferred stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

     Dividends. The holders of shares of Series A preferred stock are entitled to quarterly cash dividends equal to the greater of $10.00 or 1,000 times the dividend declared per share of common stock, if any, other than dividends payable in common stock or by a subdivision of the outstanding common stock.

     Liquidation and Dissolution. If we are liquidated or dissolve or wind up, then we must pay the holders of outstanding shares of Series A preferred stock, before we make any payment to the holders of shares of stock ranking junior to the Series A preferred stock, an amount equal to $1,000 per share, plus all accrued and unpaid dividends, or, if greater, an amount equal to 1,000 times the amount to be paid to holders of common stock. For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of our company.

         Merger, Consolidation, etc. If we are a party to any merger, consolidation or similar transaction in which shares of our common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the Series A preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in the merger, consolidation or similar transaction.

     Adjustments for Stock Splits and Other Events. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of Series A preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

     Redemption. We may not redeem the Series A preferred stock.

Stockholder Rights Plan

     On April 5, 2001, our board of directors adopted a stockholder rights plan. Under the plan, each of our common stockholders received a dividend of one preferred stock purchase right, or a right, for each outstanding share of common stock that the stockholder owned. The rights trade automatically with our shares of common stock and become exercisable only under the circumstances described below. The rights will expire on the close of business on April 5, 2011, subject to earlier expiration or termination as described in the rights agreement.

     The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have antitakeover effects. They should not, however, interfere with any merger or other business combination approved by our board of directors.

     The following description is a summary of the material terms of our stockholder rights plan. It does not restate all of the terms of the plan. We urge you to read our rights agreement because it, and not this description, defines the terms and provisions of the plan. We have filed a copy of our rights agreement as Exhibit 4.1 to our Current Report on Form 8-K, which we filed with the SEC on April 5, 2001 and which is incorporated by reference into the registration statement which includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

     Exercise of Rights. Until a right is exercised, the holder of a right will not have any rights as a stockholder. Currently, the rights are not exercisable. When the rights become exercisable, if ever, holders of the rights will be able to purchase from us a unit equal to 1/1000th of a share of our Series A preferred stock at a purchase price of $200 per unit.

     In general, the rights will become exercisable upon the earlier of:

     o ten business days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock;

     o or ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our common stock.

     Flip-In Event. If a person or group becomes the beneficial owner of 15% or more of our common stock, then each right (other than those rights held by the person or group that exceeded the 15% threshold) will then entitle its holder to receive, upon exercise, a number of shares of our common stock which is equal to the exercise price of the right divided by one-half of the market price of our common stock on the date of the occurrence of the flip-in event. However, the rights are not exercisable following such an event until such time as the rights are no longer redeemable by us, as described below.

     Flip-Over Event. If at any time after a person or group becomes the beneficial owner of 15% or more of our common stock,

     o we are acquired in a merger or other transaction in which we do not survive or in which our common stock is changed or exchanged;

     o    or 50% or more of our assets or earning power is sold or transferred,

then each holder (other than the person or group that exceeded the 15% threshold) of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company's common stock on the date of the occurrence of the flip-over event.

     Exchange of Rights. At any time after a flip-in event, our board of directors may exchange the rights (other than those rights held by the person or group that exceeded the 15% threshold), in whole or in part, at an exchange ratio of one share of our common stock or one one-thousandth of a share of our Series A preferred stock for each right.

     Redemption of Rights. At any time prior to the tenth business day after the occurrence of a flip-in event, we may redeem the rights in whole, but not in part, at a price of $.001 per right.

Warrants

     As of December 10, 2001, there were outstanding warrants to purchase an aggregate of 815,286 shares of our common stock, at exercise prices ranging from $0.06 per share to $9.44 per share. None of the warrants confer upon the holders thereof any rights as stockholders.

Certain Effects of Authorized but Unissued Stock

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

     The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Specified Charter and Bylaw Provisions

     Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Staggered Board. Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Under our charter, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     Supermajority Votes Required. The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or bylaws, unless a corporation's charter or bylaws, as the case may be, requires a greater percentage. Our charter and bylaws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph.

     Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any shareholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Stockholder Action; Special Meeting of Stockholders. Our charter provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our charter further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors or by our chief executive officer, and in no event may the stockholders call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. The bylaws also include a similar requirement for making nominations for directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

                                     EXPERTS

The consolidated financial statements of Millennium Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             VALIDITY OF SECURITIES

The validity of the common stock to be sold by the selling stockholders will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, Boston, Massachusetts.


                       WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

         Room 1024, Judiciary Plaza
         450 Fifth Street, N.W.
         Washington, D.C. 20549

         and at the SEC's Regional Offices located at:

         Citicorp Center              and               Woolworth Building
         Suite 1400                                     233 Broadway
         500 West Madison Street                        New York, New York 10279
         Chicago, Illinois 60661
and you may also obtain copies of such material by mail from the Public Reference Section of the SEC (450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

Our world wide web address is www.millennium.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2000;

(2) Our Current Report on Form 8-K filed with the SEC on January 24, 2001;

(3) Our Current Report on Form 8-K filed with the SEC on March 12, 2001;

(4) Our Current Report on Form 8-K filed with the SEC on April 5, 2001;

(5) Our Current Report on Form 8-K filed with the SEC on October 30, 2001;

(6) Our Current Report on Form 8-K filed with the SEC on November 26, 2001;

(7) Our Current Report on Form 8-K filed with the SEC on December 6, 2001

(8) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

(9) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

(10) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

(11) Pro forma financial information with respect to the proposed acquisition of COR Therapeutics, Inc., a Delaware corporation, included in our registration statement on Form S-4 filed with the SEC on ----------.

(12) All our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(13) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 26, 1996, including any amendments or reports filed for the purpose of updating that description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

         Investor Relations
         Millennium Pharmaceuticals, Inc.
         75 Sidney Street
         Cambridge, MA 02139
         (617) 679-7000

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Millennium. All amounts below are estimates except the SEC registration fee.

-------------------------------------------------------------------------------
SEC registration fee                                                $7,384.44
-------------------------------------------------------------------------------
Transfer agent's, trustee's and depository's fees and expenses      $5,000
-------------------------------------------------------------------------------
Printing and engraving expenses                                     $2,500
-------------------------------------------------------------------------------
Legal fees and expenses                                             $15,000
-------------------------------------------------------------------------------
Accounting fees and expenses                                        $5,000
-------------------------------------------------------------------------------
Miscellaneous                                                       $1,600
-------------------------------------------------------------------------------
Total Expenses                                                      $36,484.44
-------------------------------------------------------------------------------


INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Nine of our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty. It also provides that a director or officer:

         - shall be indemnified by Millennium against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Millennium) brought against him by virtue of his position as a Millennium director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Millennium, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

         - shall be indemnified by Millennium against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of Millennium brought against him by virtue of his position as a Millennium director or officer if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Millennium, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Millennium, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

In addition, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Millennium against all expenses (including attorneys' fees) incurred. Expenses will be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless Millennium determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Millennium that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Millennium fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Millennium notice of the action for which indemnity is sought and Millennium has the right to participate in such action or assume the defense thereof.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Millennium has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.


EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------- -----------------------------------------------------------------------
4.1*     Specimen common stock certificate

4.2** Rights Agreement dated April 5, 2001 by and between Millennium Pharmaceuticals, Inc. and State Street Bank and Trust Company, N.A.

5.1      Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

23.1     Consent of Ernst & Young LLP

23.2     Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., included in
         Exhibit 5.1

24.1     Power of Attorney (See page II-5 of this Registration Statement)


         * Incorporated by reference to the Registrant's Registration Statement on Form S-1 filed on May 2, 1996 (File No.
         333-02490).

         ** Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 5, 2001 (File No. 000-28494).

UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on December 11, 2001.


                                     MILLENNIUM PHARMACEUTICALS, INC.

                                     By:   /s/ JOHN B. DOUGLAS III
                                     -----------------------------------------
                                     John B. Douglas III
                                     Senior Vice President, General Counsel
                                     and Secretary

                                POWER OF ATTORNEY

We, the undersigned officers and directors of Millennium, hereby severally constitute and appoint Mark J. Levin, Kevin P. Starr and John B. Douglas III and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Millennium to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


------------------------------ ------------------------------------- -------------------
Signature                      Title                                 Date
------------------------------ ------------------------------------- -------------------
/s/ Mark J. Levin
------------------------------ ------------------------------------- -------------------
Mark J. Levin                  Chairman of the Board of Directors,   November 28, 2001
                               President and Chief Executive
                               Officer (Principal Executive
                               Officer)
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Kevin P. Starr
------------------------------ ------------------------------------- -------------------
Kevin P. Starr                 Executive Vice President and Chief    November 28, 2001
                               Financial Officer (Principal
                               Financial and Accounting Officer)
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Eugene Cordes
------------------------------ ------------------------------------- -------------------
Eugene Cordes                  Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ A. Grant Heidrich III
------------------------------ ------------------------------------- -------------------
A. Grant Heidrich III          Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/Raju S. Kucherlapati
------------------------------ ------------------------------------- -------------------
Raju S. Kucherlapati           Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Eric S. Lander
------------------------------ ------------------------------------- -------------------
Eric S. Lander                 Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Edward D. Miller, Jr.
------------------------------ ------------------------------------- -------------------
Edward D. Miller, Jr.          Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Norman C. Selby
------------------------------ ------------------------------------- -------------------
Norman C. Selby                Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------

------------------------------ ------------------------------------- -------------------
/s/ Kenneth E. Weg
------------------------------ ------------------------------------- -------------------
Kenneth E. Weg                 Director                              November 28, 2001
------------------------------ ------------------------------------- -------------------


                                  EXHIBIT INDEX

----------- -------------------------------------------------------------- -----------------
EXHIBIT
NUMBER      DESCRIPTION                                                    PAGE
----------- -------------------------------------------------------------- -----------------
----------- -------------------------------------------------------------- -----------------
4.1*        Specimen common stock certificate.
----------- -------------------------------------------------------------- -----------------
4.2**       Rights Agreement dated April 5, 2001 by and between
            Millennium Pharmaceuticals, Inc. and State Street Bank
            and Trust Company, N.A.
----------- -------------------------------------------------------------- -----------------
5.1         Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
----------- -------------------------------------------------------------- -----------------
23.1        Consent of Ernst & Young LLP.
----------- -------------------------------------------------------------- -----------------
23.2        Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P., included in Exhibit 5.1.
----------- -------------------------------------------------------------- -----------------
24.1        Power of Attorney (See page II-5 of this Registration
            Statement).
----------- -------------------------------------------------------------- -----------------

----------- -------------------------------------------------------------- -----------------
            * Incorporated by reference to the Registrant's Registration
            Statement on Form S-1 filed on May 2, 1996 (File No.
            333-02490).

            ** Incorporated by reference to the Registrant's Current
             Report on Form 8-K filed on April 5, 2001 (File No. 000-28494).

----------- -------------------------------------------------------------- -----------------